Exhibit 99.1

ROTH CH ACQUISITION I TO COMBINE WITH PURECYCLE TECHNOLOGIES, ACCELERATING A REVOLUTION IN PLASTICS RECYCLING THROUGH IMPACT INVESTING

ONE GOAL: A PURE PLANET

THE MISSION: SOLVING THE MASSIVE ENVIRONMENTAL PROBLEM CREATED BY PLASTIC WASTE IN LANDFILLS AND OCEANS, ENABLING PARTNERS TO MEET SUSTAINABILITY GOALS

A REVOLUTIONARY AND PROPRIETARY COST-EFFECTIVE METHOD TO RECYCLE WASTE POLYPROPYLENE TO VIRGIN-LIKE RESIN

BUILT ON PATENTED TECHNOLOGY INVENTED BY PROCTER & GAMBLE, TO BE GLOBALLY COMMERCIALIZED BY PURECYCLE

SUPPORTED BY GLOBAL COMMERCIAL PARTNERS: PROCTER & GAMBLE, MILLIKEN & COMPANY, TOTAL, L’ORÉAL, APTAR,

RAVAGO AND BMW I VENTURES

TRANSACTION INCLUDES $90 MILLION IN EQUITY PRIVATE PLACEMENTS AND A $250 MILLION FULLY-COMMITTED PIPE ANCHORED BY SYLEBRA CAPITAL AND LEADING ENDOWMENT & PENSION FUNDS AND GLOBAL FAMILY OFFICES

- Estimated post-transaction equity value of approximately $1.2 billion and gross cash proceeds of approximately $700 million

- PureCycle recently completed approximately $300 million in municipal bond and debt offerings

- PureCycle growth strategy targets over $800 million in revenue with EBITDA margins in excess of 50% by 2024

NEWPORT BEACH, California, November 16, 2020 -- Roth CH Acquisition I Co. (NASDAQ: ROCH, ROCHU, ROCHW) (“Roth CH”), a special purpose acquisition company backed by Roth Capital Partners and Craig-Hallum Capital Group, and PureCycle Technologies (“PureCycle”, “PCT” or the “Company”), a leading innovator in polypropylene recycling, announced today that they have entered into a definitive merger agreement for a business combination. Upon closing of the transaction, the newly created holding company will be re-named “PureCycle Technologies, Inc.” and will be listed on the Nasdaq Capital Market under the new ticker symbol PCT. Additionally, ROCH today entered into definitive purchase agreements for a $250 million common stock PIPE transaction. The transactions are expected to close in the first quarter of 2021.

About PureCycle

PureCycle Technologies LLC holds the exclusive global license to commercialize the only patented solvent-based purification recycling technology for restoring waste polypropylene into virgin-like resin. This process, developed by The Procter & Gamble Company (“P&G”), and commercialized by PureCycle, is both more cost-efficient and environmentally sustainable than the traditional manufacturing process of producing virgin polypropylene, utilizing approximately 75% less energy1. PureCycle’s Ultra-Pure Recycled Polypropylene (“UPRP”) has nearly identical properties and applicability for reuse as virgin polypropylene. PureCycle intends to obtain a Letter of No Objection from the U.S. Food and Drug Administration for its UPRP to be used in food grade applications.

Strong interest and broad global awareness of PureCycle has resulted in strategic investments and highly-attractive offtake agreements with notable groups including Aptar, BMW i Ventures, Closed Loop Partners, Glockner Enterprises, L’Oréal, Milliken & Company, P&G, Ravago, and Total. As a result of this strong demand, PureCycle has contracted pricing for its UPRP that is both de-linked from commodity pricing and at a premium to virgin polypropylene resin. Combined with abundant polypropylene waste feedstock, PureCycle expects to achieve EBITDA margins in excess of 50% from the Company’s first seven plants in 2024.

The Company is building its first commercial-scale plant in Ironton, Ohio, which is expected to have nameplate capacity of approximately 107 million pounds per year when fully operational. Production is expected to commence in late 2022 with full capacity expected to be achieved in 2023. PureCycle raised approximately $250 million in a tax-exempt municipal bond offering in October 2020 to fund the construction of the Ironton facility. The Company has long term contracts for feedstock to supply the Ironton plant production and has entered into long term offtake agreements with leading global customers and Fortune 500 partners for all of the production of its UPRP from the Ironton facility.

PureCycle intends to build new recycling production facilities globally, with the goal of having 30 commercial lines operational by 2030 and 50 by 2035. In addition to PureCycle’s first plant in Ironton, Ohio, the Company expects to announce its next location in Europe and to commence production in 2023 with a nameplate capacity of approximately 107 million pounds when fully operational. Additional expansion in the United States is expected to include five scaled up commercial lines capable of producing over 165 million pounds each of its UPRP. Pre-engineering for the design and installation of five commercial lines in a single “cluster” site is currently underway and will result in a combined capacity of over 825 million pounds annually in one location. Production from the Ironton, Europe, and cluster sites are expected to bring over 1.2 billion pounds of annual recycled polypropylene to the market in the next five years.

1 According to Company internal estimates; an independent Life Cycle Analysis (LCA) is planned to occur in 2021

“This transaction represents a key milestone in PureCycle’s mission to transform polypropylene into a recyclable and sustainable product,” said Mike Otworth, CEO of PureCycle. “Our recycling process produces virgin-like resin that we believe is suitable for high-value, food-grade consumer products, and we believe we are well-positioned to meet the consumer demand for recycled content as well as global sustainability mandates.2 The proceeds of this transaction are intended to provide us with the balance sheet strength to accelerate the global rollout of our proven technology addressing the immense global problem associated with polypropylene waste. The current global challenges surrounding polypropylene waste are significant. Of the approximately 170 billion pounds of polypropylene waste produced annually, less than 1% is recycled today; the remainder largely ends up in landfills and the ocean, creating a massive environmental problem. We look forward to partnering with the Roth CH team on an efficient, accelerated path for a successful public listing.”

Byron Roth, Chairman and CEO of Roth CH, said, “We searched for a business combination that would not only be a compelling growth company but could also benefit from the relationships and experience of our two growth investment banks. We believe PureCycle’s technology will be transformative in plastic recycling and help companies meet their sustainability goals. We look forward to sharing additional details on this exciting transaction in the coming months. We appreciate all of our shareholders and investors that have participated in the IPO and PIPE transactions. We look forward to a successful future together.”

PureCycle is retaining its experienced management team, including CEO Mike Otworth, CCO David Brenner, and CFO Michael Dee. Mr. Otworth has over 23 years of experience leading and scaling early-stage companies. Mr. Brenner was PureCycle’s first hire and has led PureCycle’s commercial expansion over the last four years. Mr. Dee spent nearly three decades in public markets, corporate finance, private equity and M&A in senior roles at Morgan Stanley, Temasek Holdings and the Asian Infrastructure Investment Bank.

Transaction Terms & Financing

Pursuant to the business combination agreement, Roth CH will acquire PureCycle through a new Delaware holding company, which will become a publicly-listed entity with an ascribed pro forma equity value of $1.2 billion and an enterprise value of approximately $826 million, subject to closing adjustments. The transaction will be funded by (i) an issuance of approximately $835 million of new common stock of Roth CH to current holders of PureCycle, (ii) $76.5 million of funds from the Roth CH trust account and (iii) funds from the $250 million PIPE at $10.00 per share. Following the transaction and after payment of transaction expenses, PureCycle is expected to add approximately $667 million to its balance sheet – inclusive of the proceeds from the $90 million in equity private placements and $310 million of debt and convertible financings.

2 A No Objection Letter from the FDA is required to claim resin is suitable for food grade use

Founding and significant shareholders have agreed to a contractual lock-up of 50% of their shares until the Ironton plant is commissioned; 20% of their shares are released six months after business combination closing, and the remaining 30% of their shares twelve months after closing. Other current PureCycle equity holders will be subject to a contractual lock-up that releases 33% of their shares six months after closing, 33% of their shares twelve months after closing, and the remaining shares at the Ironton plant commissioning.

PureCycle will be entitled to receive an earnout of two million shares if, after the six month anniversary of the business combination close, and within three years from the business combination close, PureCycle common stock is trading at a closing price above $18.00 per share for 20 out of 30 consecutive trading days. Additionally, PureCycle will also receive two million shares upon final commissioning of the Ironton plant – as certified by an independent third-party engineering company.

The business combination has been unanimously approved by the boards of directors of both PureCycle and Roth CH. The business combination is expected to close in the first quarter of 2021, subject to regulatory and stockholder approvals and other customary closing conditions.

For a summary of the material terms of the proposed transaction, as well as a supplemental investor presentation, please see the Current Report on Form 8-K filed by Roth CH today with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in a registration statement relating to the merger, which the newly created publicly-listed holding company, to be renamed PureCycle Technologies, Inc. upon closing of the transaction, will file with the SEC.

Advisors

Roth Capital Partners, Craig-Hallum Capital Group and Oppenheimer & Co. Inc. are acting as placement agents for the PIPE transaction. Perella Weinberg Partners and Oppenheimer & Co. Inc. are acting as financial advisors to PureCycle. Jones Day is acting as legal advisor to PureCycle and Loeb & Loeb is acting as legal advisor to Roth CH.

Webinar

Roth CH and PureCycle management have made available a joint video webinar to discuss the proposed transaction. To watch the video, click here and type in the password: ROCHPURECYCLE2020!

The presentation accompanying the webinar can also be accessed via Roth CH’s website at: RothCH.com.

About PureCycle Technologies

PureCycle’s ground-breaking, patented recycling process, developed and licensed by Procter & Gamble (“P&G”) and commercialized by PureCycle, separates color, odor and other contaminants from plastic waste feedstock to transform it into Ultra-Pure Recycled Polypropylene (“UPRP”) resin with virgin-like properties. The PureCycle process creates an opportunity to fully close the loop in the creation of recycled polypropylene (“rPP”), which, while being one of the highest volume, most versatile and robust plastics, has an extremely low reclamation rate across the globe.

PureCycle holds the possibility to solve for the ongoing problem of recycling the approximately 170 billion pounds of PP produced every year, which has averaged a 5% rate of growth over the last five years. Consumer demand, combined with major multinational sustainability commitments, reinforced by new stringent recycled content restrictions and non-recycled plastic taxes, have led to substantial interest in, and demand for, PureCycle’s UPRP. Today there is virtually no UPRP in the market, and PureCycle is the first company to solely focus on recycling and reintegrating polypropylene upstream into high-value, consumer-facing applications. To date, PureCycle has established strategic partnerships and supply contracts across the plastics value chain including, but not limited to, resin producers, converters, and consumer facing brands.

The PureCycle technology is being brought to market by a strong management team with deep expertise and a demonstrated history of bringing disruptive technologies to market. Over the last three years, PureCycle has built a series of strategic partnerships with major multinational corporations and players in the plastics industry and has memorialized demand commitments through long-term contracts and letters of intent for almost four times (4x) the output of its first production facility in Ironton, Ohio.

PureCycle has been recognized by the American Chemistry Council for its innovation in plastics recycling and, more recently, was recognized by Time Magazine as one of the Top 100 Inventions of the Year in 2019. For more information, visit purecycletech.com.

About Roth CH Acquisition I Co.
Roth CH Acquisition I Co. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Roth CH is jointly managed by Roth Capital Partners and Craig-Hallum Capital Group. Its initial public offering occurred on May 4, 2020 raising approximately $76.5 million. For more information, visit www.rothch.com.

Additional Information and Where to Find It
The “Transaction Proxy Statement” has been filed with the U.S. Securities and Exchange Commission (the “SEC”). Roth CH urges investors, stockholders and other interested persons to read, Transaction Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about Roth CH, the potential target company and the transaction. The definitive Transaction Proxy Statement will be mailed to stockholders of Roth CH as of a record date to be established for voting on the proposed transaction.

Forward Looking Statements
Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the business combination, the anticipated benefits of the business combination, and the financial condition, results of operations, earnings outlook and prospects of Roth CH and/or PCT and may include statements for the period following the consummation of the business combination. When used in this press release, the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of Roth CH and PCT as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in the public filings made or to be made with the SEC by Roth CH, including in the final prospectus relating to Roth CH’s IPO, which was filed with the SEC on May 6 2020 under the heading “Risk Factors,” or made or to be made by the newly created publicly-listed holding company, to be renamed PureCycle Technologies, Inc. upon closing of the transaction, and the following: expectations regarding PCT’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives; PCT’s ability to scale and build the Ironton plant in a timely and cost-effective manner; the implementation, market acceptance and success of PCT’s business model and growth strategy; the success or profitability of PCT’s offtake arrangements; PCT’s future capital requirements and sources and uses of cash; PCT’s ability to obtain funding for its operations and future growth; developments and projections relating to PCT’s competitors and industry; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Roth CH or PCT following announcement of the merger agreement and the transactions contemplated therein; the inability to complete the business combination due to, among other things, the failure to obtain Roth CH stockholder approval; the risk that the announcement and consummation of the proposed business combination disrupts PCT’s current plans; the ability to recognize the anticipated benefits of the business combination; unexpected costs related to the proposed business combination; the amount of any redemptions by existing holders of Roth CH’s common stock being greater than expected; limited liquidity and trading of Roth CH’s securities; geopolitical risk and changes in applicable laws or regulations; the possibility that Roth CH and/or PCT may be adversely affected by other economic, business, and/or competitive factors; operational risk; risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on Roth CH’s or PCT’s business operations, as well as Roth CH’s or PCT’s financial condition and results of operations; and the risks that the consummation of the business combination is substantially delayed or does not occur. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Roth CH and PCT prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither Roth CH nor PCT undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The supplemental EBITDA information provided in this press release should not be considered in isolation or as a substitute for GAAP. No reconciliation of the forecasted EBITDA margin or EBITDA generation for 2024 is included in this press release because Roth CH and PCT are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts. In addition, Roth CH and PCT believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Participants in the Solicitation
Roth CH and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described herein under the rules of the SEC. Information about the directors and executive officers of Roth CH and a description of their interests in Roth CH will be contained in the transaction proxy statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above. PCT and its directors and executive officers may also be deemed to be participants in the solicitation of proxies in connection with the potential transaction described herein. Information regarding the participants and their interests in the proposed transaction will be included in the proxy statement.

Non-Solicitation
The disclosure herein is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Roth CH, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Contact Information

Roth CH

John Lipman, COO

Craig-Hallum Capital Group

John.lipman@craig-hallum.com

IR Contact:

Cody Slach, Senior Managing Director

Gateway Investor Relations

(949) 574-3860

ROCH@GatewayIR.com

PureCycle Technologies, LLC

Amy Jo Clark

Director, Corporate Communications

317-504-0133

aclark@purecycletech.com

Lindsay Lingle

press@purecycletech.com